Exhibit 4.1

COMMON STOCK PURCHASE AGREEMENT

AGREEMENT entered into as of the 27 day of June, 2008, by and between PLASTRON ACQUISITION CORP. I, a Delaware corporation with an address at c/o Clifford W. Chapman, Jr., 712 Fifth Avenue, New York, New York 10019 (the “Company”) and the purchasers listed on Schedule I annexed hereto (each a “Purchaser” and collectively the “Purchasers”).

WHEREAS, the Purchasers desire to purchase, and the Company desires to sell, an aggregate of 259,480 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), allocated among the Purchasers as set forth on Schedule I annexed hereto, and upon the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Purchaser and the Company hereby agree as follows:

SECTION 1: SALE OF THE SHARES; REDEMPTION; PUT RIGHT

1.1 Sale of the Shares. Subject to the terms and conditions hereof, the Company will sell and deliver to the Purchaser and the Purchasers will purchase from the Company, upon the execution and delivery hereof, an aggregate of 259,480 shares of Common Stock for an aggregate purchase price of $13,000 (the “Purchase Price”). The allocation of the Shares and the Purchase among the Purchasers shall be as set forth on Schedule I annexed hereto.

1.2 Redemption. The Company, as of the date of this Agreement, is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (“Shell Company”) and has checked the applicable box on the cover page of its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, identifying itself as a Shell Company. In the event that the Company does not cease to be a Shell Company on or before December 1, 2008, then commencing on that date and for a period of 30 days thereafter (the “Redemption Period”), the Company shall have the right, upon at least five days’ prior written notice to all, but not less than all, Purchasers to redeem all of the Shares in consideration for an amount equal to the Purchase Price paid by each Purchaser for its Shares.

1.3 Put Right. Each Purchaser shall have the right, during the Redemption Period, upon providing at least five days’ prior written notice to the Company, to require the Company to redeem all, but not less than all, of such Purchaser’s Shares for an amount equal to the Purchase Price paid by such Purchaser for its Shares.

1.4 Redemption Procedure. Upon any redemption of a Purchaser’s Shares, pursuant to the provisions of Section 1.2 or Section 1.3 hereof, and subject to the Company’s delivery of the applicable Purchase Price, such Purchaser shall deliver to the Company the certificate for such Shares, with applicable executed stock transfer powers, as well as any other documentation that the Company may reasonably request in connection with the redemption of such Shares, upon which such Purchaser shall have no further rights as a stockholder of the Company.

SECTION 2: CLOSING DATE; DELIVERY

2.1 Closing Date. The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held immediately following the execution and delivery of this Agreement.

2.2 Delivery at Closing. At the Closing, or promptly thereafter, the Company will deliver to each Purchaser a stock certificate registered in each such Purchaser’s name, representing the number of Shares to be purchased by such Purchaser hereunder, against payment of the purchase price therefore as indicated on Schedule I annexed hereto.

SECTION 3: REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASERS

The undersigned Purchasers hereby represent and warrant to the Company, severally and not jointly, as follows:

3.1 Transfer of Shares. Each Purchaser, with respect to the Shares being issued to it, hereby understands and acknowledges that such Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom and may not be sold pursuant to the exemption provided by Section 4(1) of the Securities Act, prior to date that the Company is no longer deemed to be a Shell Company, in accordance with the letter from Richard K. Wulff, Chief of the Office of Small Business Policy of the Securities and Exchange Commission’s Division of Corporation Finance, to Ken Worm of NASD Regulation, Inc., dated January 21, 2000, and can only be sold thereafter, pursuant to such exemption in compliance with the provisions of Rule 144 promulgated under the Securities Act.

3.2 Experience. Each Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of investment in the Company and of making an informed investment decision. Each Purchaser has adequate means of providing for its current needs and possible future contingencies and has no need, and anticipates no need in the foreseeable future, to sell the Shares for which such Purchaser subscribes. Each Purchaser is able to bear the economic risks of its investment and, consequently, without limiting the generality of the foregoing, such Purchaser is able to hold the Shares for an indefinite period of time and has sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur. Except as otherwise indicated herein, each Purchaser is the sole party in interest as to its investment in the Company, and it is acquiring the Shares solely for investment for its own account and has no present agreement, understanding or arrangement to subdivide, sell, assign, transfer or otherwise dispose of all or any part of the Shares subscribed for to any other person.

3.3 Investment; Access to Data. Each Purchaser has carefully reviewed and understands the risks of, and other considerations relating to, a purchase of the Shares and an investment in the Company. Each Purchaser has been furnished materials relating to the Company, the private placement of the Shares or anything else that it has requested and has been afforded the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense. Representatives of the Company have answered all inquiries that such Purchaser has made of them concerning the Company, or any other matters relating to the formation and operation of the Company and the offering and sale of the Shares. No offering literature has been furnished to such Purchaser other than the materials that the Company may have provided at the request of such Purchaser; and such Purchaser has relied only on such information furnished or made available to it by the Company as described in this Section 3.3. Each Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof. Each Purchaser acknowledges that the Company is a start-up company with no current operations, assets or operating history, which may possibly cause a loss of such Purchaser’s entire investment in the Company.

3.4 Authorization. (a) This Agreement, upon execution and delivery thereof, will be a valid and binding obligation of each Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

(b) The execution, delivery and performance by each Purchaser of this Agreement and compliance therewith and the purchase and sale of the Shares will not result in a violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, any provision of state or federal law to which such Purchaser is subject, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which such Purchaser is a party or by which such Purchaser is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of such Purchaser pursuant to any such term.

3.5 Accredited Investor. Each Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.6 Future Redemption of Certain Shares of Common Stock. Each Purchaser hereby acknowledges and agrees that the Company shall have the right, at any time, upon the mutual agreement of the Company and the applicable holders thereof, to redeem all or any portion of the 2,000,000 shares of Common Stock that were issued and outstanding immediately prior to the date of this Agreement, for an aggregate purchase price not to exceed $25,000.

SECTION 4: MISCELLANEOUS

4.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

4.2 Survival. The terms, conditions and agreements made herein shall survive the Closing.

4.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.4 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire and full understanding and agreement between the parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by all the parties hereto.

4.5 Counterparts. This agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

COMPANY:

PLASTRON ACQUISITION CORP. I

By:	/s/ Michael Rapp
Michael Rapp, President

PURCHASERS:

By:	/s/ Samuel May
Entity: Penumbra Worldwide LTD Name: Samuel May Title: CEO

By:	/s/ Gerald Scott Klayman
Name: Gerald Scott Klayman Title:

By:	/s/ Michael Rapp
Entity: BCM Equity Partners II LLC Name: Michael Rapp Title: Member

SCHEDULE I

Name of Purchaser	Number of Shares Purchased	Purchase Price

BCM Equity Partners II LLC	59,880	$3,000
Penumbra Worldwide LTD	99,800	$5,000
Gerald Scott Klayman	99,800	$5,000